Exhibit 99.1

Metallus Announces Third-Quarter 2024 Results

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Net sales of $227.2 million with net loss of $5.9 million and adjusted EBITDA(1) of $6.1 million
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Invested $17.6 million in capital expenditures and deployed $20.1 million to repurchase shares
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Strong total liquidity(2) of $496.8 million as of September 30, 2024
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Company remains on track with investments to increase capacity in support of the U.S. Army’s mission of ramping up munitions production

CANTON, Ohio: November 7, 2024 – Metallus (NYSE: MTUS), a leader in high-quality specialty metals, manufactured components and supply chain solutions, today reported third-quarter 2024 net sales of $227.2 million and net loss of $5.9 million, or a loss of $0.13 per diluted share. On an adjusted basis(1), the third-quarter 2024 net loss was $4.4 million, or a loss of $0.09 per diluted share, and adjusted EBITDA was $6.1 million.

This compares with the sequential second-quarter 2024 net sales of $294.7 million and net income of $4.6 million, or $0.10 per diluted share. On an adjusted basis(1), the second-quarter 2024 net income was $6.7 million, or $0.15 per diluted share, and adjusted EBITDA was $19.9 million.

In the same quarter last year, net sales were $354.2 million and net income was $24.8 million, or $0.51 per diluted share. On an adjusted basis(1), the third-quarter 2023 net income was $24.9 million, or $0.52 per diluted share, and adjusted EBITDA was $46.8 million.

“We are taking advantage of the lower demand environment to focus on maintaining our world class assets as well as training and developing our employees. This positions the company to quickly capitalize on future demand recovery and deliver a high level of service and product quality to our customers. We continue to make progress on our strategic imperatives that will yield positive results in all market conditions and deliver greater value to our customers, including new and enhanced assets aimed at improving safety, quality and efficiency,” stated Mike Williams, president, and chief executive officer.

“Looking ahead, we see an increase in order activity into the fourth quarter and early 2025. Based on customer requirements, we anticipate an increase in aerospace & defense shipments in 2025 and with the benefit of ongoing investments, we expect to grow aerospace & defense sales to over $250 million in 2026. With a strong balance sheet, an active share repurchase program and positive long-term outlook, we are well positioned for future success," stated Williams.

THIRD-QUARTER 2024 FINANCIAL SUMMARY

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Net sales of $227.2 million decreased 23 percent compared with $294.7 million in the second quarter of 2024. The decrease in net sales was primarily driven by lower shipments, unfavorable price/mix, and a decrease in raw material surcharge revenue per ton due to lower scrap prices. Compared with the prior-year third quarter, net sales decreased by 36 percent on lower shipments and a reduction in raw material surcharge revenue per ton as a result of lower scrap and alloy prices.

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Ship tons of 119,900 decreased 30,200 tons sequentially, or 20 percent, primarily driven by lower aerospace & defense and automotive shipments. As expected, sequentially lower shipments to aerospace & defense customers were driven by the acceleration of customer orders in the first half of the year. Automotive shipments were negatively impacted by unplanned customer downtime. Compared with the prior-year third quarter, which was a period of stronger customer demand, shipments decreased 32 percent driven by lower shipments across all end markets.
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Manufacturing costs decreased by $13.9 million on a sequential basis primarily due to improvement in fixed cost leverage on increased production volume, partially offset by third quarter planned annual maintenance shutdown costs. Melt utilization improved to 60 percent in the third quarter from 53 percent in the second quarter while the company continued to balance production with demand. Compared with the prior-year third quarter when melt utilization was 76 percent, manufacturing costs decreased $0.7 million, primarily driven by a reduction in variable costs to align with the lower level of production, mostly offset by unfavorable fixed cost leverage.

CASH, LIQUIDITY AND REPURCHASE ACTIVITY

As of September 30, 2024, the company’s cash and cash equivalents balance was $254.6 million. In the third quarter, operating cash flow was an outflow of $15.3 million, primarily driven by higher inventory and required pension contributions. Total liquidity(2) remains strong with $496.8 million as of September 30, 2024.

During the third quarter, the company received $35.5 million from the U.S. Army as part of the previously announced $99.75 million funding agreement to support the U.S. Army's mission of ramping up munitions production in the coming years for national security. Through the end of September, the company had received $45.5 million of government funding and expects additional funding to be provided throughout 2025 and into early 2026 as mutually agreed upon milestones are achieved. Spending on government-funded projects totaled $5.8 million in the third quarter with the equipment expected to be operational in late 2025 and early 2026 to support increasing customer demand.

Additionally, during the third quarter the company repurchased approximately 1.2 million shares at an aggregate cost of $20.1 million. To date in 2024, the company has repurchased 1.8 million shares for $34.1 million, representing 4.2 percent of its outstanding shares. As of September 30, 2024, the Company had a balance of $106.3 million remaining on its authorized share repurchase program.

OUTLOOK

Given the elements outlined in the outlook below, the company expects adjusted EBITDA to increase modestly on a sequential basis in the fourth quarter of 2024.

Commercial:

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Fourth-quarter shipments are expected to be a slight increase from the third quarter.
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Lead times from customer order to shipment have increased in recent months, with bar product lead times in December and tube product lead times in January.

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Fourth-quarter product mix is expected to be favorable compared with the third quarter on higher aerospace & defense shipments, while base price per ton is anticipated to remain relatively steady.

Operations:

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The company expects the fourth-quarter average melt utilization rate to be similar to the third quarter, as the company continues to balance production with demand and completes planned annual melt shop shutdown maintenance.
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Planned annual shutdown maintenance was completed in October at a cost of approximately $6 million, relatively consistent with the level of shutdown maintenance completed in the third quarter.

Other matters:

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Capital expenditures are expected to be approximately $65 million in 2024, inclusive of approximately $15 million of capital expenditures funded by the U.S. government.
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In October, the company received an additional $7.5 million under committed government funding agreements, bringing the total funding received through the end of October to $53.0 million.
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The company contributed an additional $5.3 million to its bargaining pension plan in October, resulting in total 2024 pension contributions of $42.8 million.
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An effective income tax rate in the low 20 percent range is expected for the full year 2024.
(1)
Please see discussion of non-GAAP financial measures in this news release.
(2)
The company defines total liquidity as available borrowing capacity plus cash and cash equivalents.

METALLUS EARNINGS WEBCAST INFORMATION

Metallus will provide live Internet listening access to its conference call with the financial community scheduled for Friday, November 8, 2024 at 9:00 a.m. ET. The live conference call will be broadcast at investors.metallus.com. A replay of the conference call will also be available at investors.metallus.com.

ABOUT METALLUS INC.

Metallus (NYSE: MTUS) manufactures high-performance specialty metals from recycled scrap metal in Canton, OH, serving demanding applications in industrial, automotive, aerospace & defense and energy end-markets. The company is a premier U.S. producer of alloy steel bars (up to 16 inches in diameter), seamless mechanical tubing and manufactured components. In the business of making high-quality steel for more than 100 years, Metallus' proven expertise contributes to the performance of our customers' products. The company employs approximately 1,880 people and had sales of $1.4 billion in 2023. For more information, please visit us at www.metallus.com.

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Investor contact:

Jennifer Beeman

P 330.471.7760

ir@metallus.com

NON-GAAP FINANCIAL MEASURES

Metallus reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”) and corresponding metrics as non-GAAP financial measures. This earnings release includes references to the following non-GAAP financial measures: adjusted earnings (loss) per share, adjusted net income (loss), EBIT, adjusted EBIT, EBITDA, adjusted EBITDA, free cash flow, base sales, and other adjusted items. These are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting these non-GAAP financial measures is useful to investors as these measures are representative of the company’s performance and provide improved comparability of results. See the attached schedules for definitions of the non-GAAP financial measures referred to above and corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures. Non-GAAP financial measures should be viewed as additions to, and not as alternatives for, Metallus' results prepared in accordance with GAAP. In addition, the non-GAAP measures Metallus uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures Metallus uses in the same way.

FORWARD-LOOKING STATEMENTS

This news release includes "forward-looking" statements within the meaning of the federal securities laws. You can generally identify the company's forward-looking statements by words such as "will," "anticipate," "aspire," "believe," "could," "estimate," "expect," "forecast," "outlook," "intend," "may," "plan," "possible," "potential," "predict," "project," "seek," "target," "should," "would," "strategy," or "strategic direction" or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. The company cautions readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the company due to a variety of factors, such as: (1) the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which the company operates, including the ability of the company to respond to rapid changes in customer demand including but not limited to changes in customer operating schedules due to supply chain constraints or unplanned work stoppages, the ability of customers to obtain financing to purchase the company’s products or equipment that contains its products, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade exist in U.S. markets; (2) changes in operating costs, including the effect of changes in the company's manufacturing processes, changes in costs associated with varying levels of operations and manufacturing capacity, availability of raw materials and energy, the company's ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of its surcharge mechanism, changes in the expected costs associated with product warranty claims, changes resulting from inventory management, cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, availability of skilled labor and changes in the cost of labor and benefits; (3) the success of the company's operating plans, announced programs, initiatives and capital investments, the consistency to meet demand levels following unplanned downtime, and the company's ability to maintain appropriate relations with the union that represents its associates in certain locations in order to avoid disruptions of business; (4) whether the company is able to successfully implement actions designed to improve profitability on anticipated terms and timetables and whether the company is able to fully realize the expected benefits of such actions; (5) the company's pension obligations and investment performance; (6) with respect to the company's ability to achieve its sustainability goals, including its 2030 environmental goals, the ability to meet such goals within the expected timeframe, changes in laws, regulations, prevailing standards or public policy, the alignment of the scientific community on measurement and reporting approaches, the complexity of commodity supply chains and the evolution of and adoption of new technology, including traceability practices, tools and processes; (7) availability of property insurance coverage at commercially reasonable rates or insufficient insurance coverage to cover claims or damages; (8) the availability of financing and interest rates, which affect the company's cost of funds and/or ability to raise capital; (9) the effects of the conditional conversion feature of the convertible notes due December 1, 2025, which, if triggered, entitles holders to convert the notes at any time during specified periods at their option and therefore could result in potential dilution if the holder elects to convert and the company elects to satisfy a portion or all of the conversion obligation by delivering common shares instead of cash; (10) the impacts from any repurchases of our common shares, including the timing and amount of any repurchases; (11) competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors, and new technology that may impact the way the company's products are sold or distributed; (12) deterioration in global economic conditions, or in economic conditions in any of the geographic regions in which the company conducts business, including additional adverse effects from global economic slowdown, terrorism or hostilities, including political risks associated with the potential instability of governments and legal systems in countries in which the company or its customers conduct business, and changes in currency valuations; (13) the impact of global conflicts on the economy, sourcing of raw materials, and commodity prices; (14) climate-related risks, including environmental and severe weather caused by climate changes, and legislative and regulatory initiatives addressing global climate change or other environmental concerns; (15) unanticipated litigation, claims or assessments, including claims or problems related to intellectual property, product liability or warranty, employment matters, regulatory compliance and environmental issues and taxes, among other matters; (16) cyber-related risks, including information technology system failures, interruptions and security breaches; (17) the potential impact of pandemics, epidemics, widespread illness or other health issues; and (18) with respect to the equipment investments to support the U.S. Army’s mission of ramping up munitions production in the coming years, whether the funding awarded to support these investments is received on the anticipated timetable, whether the company is able to successfully complete the installation and commissioning of the new assets on the targeted budget and timetable, and whether the anticipated increase in throughput is achieved. Further, this news release represents our current policy and intent and is not intended to create legal rights or obligations. Certain standards of measurement and performance contained in this news release are developing and based on assumptions, and no assurance can be given that any plan, objective, initiative, projection, goal, mission, commitment, expectation or prospect set forth in this news release can or will be achieved. Inclusion of information in this news release is not an indication that the subject or information is material to our business or operating results.

Additional risks relating to the company's business, the industries in which the company operates, or the company's common shares may be described from time to time in the company's filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond the company's control. Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data) (Unaudited)	2024	2023	2024	2023
Net sales	$227.2	$354.2	$843.5	$1,034.3
Cost of products sold	215.1	303.2	756.7	889.2
Gross Profit	12.1	51.0	86.8	145.1
Selling, general & administrative expenses (SG&A)	22.5	20.5	67.3	61.9
Loss (gain) on sale or disposal of assets, net	0.1	(0.3)	0.4	(2.8)
Loss on extinguishment of debt	—	—	—	11.4
Other (income) expense, net	(1.0)	(2.0)	(2.3)	(13.1)
Earnings (Loss) Before Interest and Taxes (EBIT)(1)	(9.5)	32.8	21.4	87.7
Interest (income) expense, net	(2.4)	(1.8)	(7.6)	(5.0)
Income (Loss) Before Income Taxes	(7.1)	34.6	29.0	92.7
Provision (benefit) for income taxes	(1.2)	9.8	6.3	24.6
Net Income (Loss)	$(5.9)	$24.8	$22.7	$68.1

Net Income (Loss) per Common Share:
Basic earnings (loss) per share	$(0.13)	$0.56	$0.52	$1.55
Diluted earnings (loss) per share(2, 3)	$(0.13)	$0.51	$0.49	$1.43

Weighted average shares outstanding - basic	43.1	44.1	43.4	44.0
Weighted average shares outstanding - diluted(2, 3)	43.1	47.9	46.2	48.0

(1) EBIT is defined as net income (loss) before interest (income) expense, net and income taxes. EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the company's performance.

(2)Common share equivalents for shares issuable upon the conversion of outstanding convertible notes and common share equivalents for shares issuable for equity-based awards were excluded from the computation of diluted earnings (loss) per share for the three months ended September 30, 2024, because the effect of their inclusion would have been anti-dilutive. For the nine months ended September 30, 2024, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (1.7 million shares) and common share equivalents for shares issuable for equity-based awards (1.1 million shares) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, for the nine months ended September 30, 2024, net income was adjusted to add back $0.6 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

(3) For the three and nine months ended September 30, 2023, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (1.7 million shares and 2.0 million shares, respectively) and common share equivalents for shares issuable for equity-based awards (2.1 million shares and 2.0 million shares, respectively) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.2 million and $0.8 million for the three and nine months ended September 30, 2023, respectively, of convertible notes interest expense (including amortization of convertible notes issuance costs).

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions) (Unaudited)	September 30, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$254.6	$280.6
Accounts receivable, net of allowances	105.1	113.2
Inventories, net	218.0	228.0
Deferred charges and prepaid expenses	17.8	10.3
Other current assets	6.5	24.7
Total Current Assets	602.0	656.8

Property, plant and equipment, net	496.3	492.5
Operating lease right-of-use assets	11.6	11.4
Pension assets	6.9	9.9
Intangible assets, net	4.0	2.7
Other non-current assets	12.6	2.0
Total Assets	$1,133.4	$1,175.3

LIABILITIES
Accounts payable	$113.3	$133.3
Salaries, wages and benefits	19.9	26.8
Accrued pension and postretirement costs	17.7	43.5
Current operating lease liabilities	5.1	5.0
Current convertible notes, net	13.2	13.2
Government funding liabilities	45.5	—
Other current liabilities	13.5	26.6
Total Current Liabilities	228.2	248.4

Credit agreement	—	—
Non-current operating lease liabilities	6.5	6.4
Accrued pension and postretirement costs	157.2	160.5
Deferred income taxes	15.1	15.0
Other non-current liabilities	13.7	13.4
Total Liabilities	420.7	443.7
SHAREHOLDERS' EQUITY
Additional paid-in capital	840.4	844.2
Retained deficit	(31.0)	(53.7)
Treasury shares	(105.1)	(71.3)
Accumulated other comprehensive income (loss)	8.4	12.4
Total Shareholders' Equity	712.7	731.6
Total Liabilities and Shareholders' Equity	$1,133.4	$1,175.3

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions) (Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
CASH PROVIDED (USED)
Operating Activities
Net income (loss)	$(5.9)	$24.8	$22.7	$68.1
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	13.6	14.0	40.4	42.8
Amortization of deferred financing fees	0.2	0.1	0.4	0.4
Loss on extinguishment of debt	—	—	—	11.4
Loss (gain) on sale or disposal of assets, net	0.1	(0.3)	0.4	(2.8)
Deferred income taxes	—	—	—	0.7
Stock-based compensation expense	3.5	3.0	10.5	8.5
Pension and postretirement expense (benefit), net	1.0	0.6	5.1	6.4
Changes in operating assets and liabilities:
Accounts receivable, net	1.6	(2.6)	7.5	(56.1)
Inventories, net	(14.5)	10.3	9.2	(62.7)
Accounts payable	(2.2)	(14.9)	(16.4)	34.1
Other accrued expenses	1.6	3.3	(19.9)	(9.7)
Pension and postretirement contributions and payments	(3.4)	(0.5)	(38.0)	(2.4)
Deferred charges and prepaid expenses	(2.9)	(8.2)	(7.5)	(5.0)
Other, net	(8.0)	(1.5)	12.0	17.5
Net Cash Provided (Used) by Operating Activities	(15.3)	28.1	26.4	51.2
Investing Activities
Capital expenditures	(17.6)	(17.5)	(49.1)	(36.2)
Proceeds from government funding	35.5	—	45.5	—
Proceeds from disposals of property, plant and equipment	—	—	—	1.7
Net Cash Provided (Used) by Investing Activities	17.9	(17.5)	(3.6)	(34.5)
Financing Activities
Purchase of treasury shares	(20.1)	(7.7)	(34.1)	(28.5)
Proceeds from exercise of stock options	0.1	0.6	1.4	2.4
Shares surrendered for employee taxes on stock compensation	(0.1)	—	(15.5)	(3.4)
Repayments on convertible notes	—	—	—	(18.7)
Net Cash Provided (Used) by Financing Activities	(20.1)	(7.1)	(48.2)	(48.2)
Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	(17.5)	3.5	(25.4)	(31.5)
Cash, cash equivalents, and restricted cash at beginning of period	273.4	222.8	281.3	257.8
Cash, Cash Equivalents, and Restricted Cash at End of Period	$255.9	$226.3	$255.9	$226.3

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Consolidated Statements of Cash Flows:

Cash and cash equivalents	$254.6	$225.4	$254.6	$225.4
Restricted cash reported in other current assets	1.3	0.9	1.3	0.9
Total cash, cash equivalents, and restricted cash shown in the Consolidated Statements of Cash Flows	$255.9	$226.3	$255.9	$226.3

Reconciliation of Free Cash Flow(1) to GAAP Net Cash Provided (Used) by Operating Activities:

This reconciliation is provided as additional relevant information about the company's financial position. Free cash flow is an important financial measure used in the management of the business. Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions) (Unaudited)	2024	2023	2024	2023
Net Cash Provided (Used) by Operating Activities	$(15.3)	$28.1	$26.4	$51.2
Less: Capital expenditures(1)	(11.8)	(17.5)	(43.3)	(36.2)
Free Cash Flow(2)	$(27.1)	$10.6	$(16.9)	$15.0

(1) On February 27, 2024, the Company entered into an agreement for up to $99.75 million in funding from the United States Army. Initially, $49.5 million was obligated (i.e., committed), but during the third quarter of 2024, the remainder was obligated resulting in a total of $99.75 million of obligated funding. In the three and nine months ended September 30, 2024, funding proceeds of $35.5 million and $45.5 million were received, respectively, and the related capital spending for the project of $5.8 million are excluded from Free Cash Flow.

(2) Free Cash Flow is defined as net cash provided (used) by operating activities less capital expenditures.

Reconciliation of adjusted net income (loss)(2) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(2) to GAAP diluted earnings (loss) per share for the three months ended September 30, 2024, September 30, 2023, and June 30, 2024:

Adjusted net income (loss) and adjusted diluted earnings (loss) per share are financial measures not required by or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

	Three months ended September 30, 2024		Three months ended September 30, 2023		Three months ended June 30, 2024
(Dollars in millions) (Unaudited)	Net income (loss)	Diluted earnings (loss) per share(1)	Net income (loss)	Diluted earnings (loss) per share(7)	Net income (loss)	Diluted earnings (loss) per share(8)
As reported	$(5.9)	$(0.13)	$24.8	$0.51	$4.6	$0.10
Adjustments:(2)
Loss (gain) on sale or disposal of assets, net	0.1	—	(0.3)	(0.01)	0.2	—
Loss (gain) from remeasurement of benefit plans, net	—	—	(1.0)	(0.02)	1.0	0.02
Business transformation costs(3)	0.9	0.02	0.1	—	0.3	0.01
IT transformation costs(4)	0.9	0.03	1.0	0.02	1.2	0.03
Rebranding costs(5)	0.1	—	0.2	0.01	0.1	—
Accelerated depreciation and amortization	—	—	0.1	—	—	—
Tax effect on above adjustments(6)	(0.5)	(0.01)	—	—	(0.7)	(0.01)
As adjusted	$(4.4)	$(0.09)	$24.9	$0.52	$6.7	$0.15

(1) Common share equivalents for shares issuable upon the conversion of outstanding convertible notes and common share equivalents for shares issuable for equity-based awards were excluded from the computation of diluted earnings (loss) per share for the three months ended September 30, 2024, because the effect of their inclusion would have been anti-dilutive.

(2) Adjusted net income (loss) and adjusted diluted earnings (loss) per share are defined as net income (loss) and diluted earnings (loss) per share, respectively, excluding, as applicable, adjustments listed in the foregoing table.

(3) Business transformation costs consist primarily of professional service fees associated with strategic initiatives and organizational changes.

(4) IT transformation costs were primarily related to professional service fees not eligible for capitalization that are associated specifically with an information technology application simplification and modernization project.

(5) Rebranding costs consist primarily of professional service fees associated with the company's name change to Metallus Inc., announced during the first quarter of 2024.

(6) Tax effect on above adjustments includes the tax impact related to the adjustments shown above.

(7) For the three months ended September 30, 2023, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (1.7 million shares) and common share equivalents for shares issuable for equity-based awards (2.1 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the three months ended September 30, 2023 was 47.9 million shares. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.2 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

(8) For the three months ended June 30, 2024 convertible notes (1.7 million shares) and common share equivalents for shares issuable for equity-based awards (1.1 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the three and six months ended June 30, 2024 was 46.6 million shares. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.2 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

Reconciliation of adjusted net income (loss)(2) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(2) to GAAP diluted earnings (loss) per share for the nine months ended September 30, 2024 and September 30, 2023:

Adjusted net income (loss) and adjusted diluted earnings (loss) per share are financial measures not required by or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

	Nine Months Ended September 30, 2024		Nine Months Ended September 30, 2023
(Dollars in millions) (Unaudited)	Net income (loss)	Diluted earnings (loss) per share(1)	Net income (loss)	Diluted earnings (loss) per share(8)
As reported	$22.7	$0.49	$68.1	$1.43
Adjustments:(2)
Loss (gain) on sale or disposal of assets, net	0.4	—	(2.8)	(0.06)
Loss on extinguishment of debt	—	—	11.4	0.24
Loss (gain) from remeasurement of benefit plans, net	1.8	0.04	1.7	0.04
Sales and use tax refund	—	—	—	—
Business transformation costs(3)	1.5	0.03	0.4	0.01
IT transformation costs(4)	3.4	0.09	3.1	0.07
Insurance recoveries(5)	—	—	(11.3)	(0.24)
Rebranding costs(6)	0.5	—	0.3	0.01
Accelerated depreciation and amortization	—	—	0.7	0.01
Tax effect on above adjustments(7)	(1.9)	(0.03)	1.7	0.04
As adjusted	$28.4	$0.62	$73.3	$1.55

(1) For the nine months ended September 30, 2024, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (1.7 million shares) and common share equivalents for shares issuable for equity-based awards (1.1 million shares) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, for the nine months ended September 30, 2024, net income was adjusted to add back $0.6 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

(2) Adjusted net income (loss) and adjusted diluted earnings (loss) per share are defined as net income (loss) and diluted earnings (loss) per share, respectively, excluding, as applicable, adjustments listed in the foregoing table.

(3) Business transformation costs consist primarily of professional service fees associated with strategic initiatives and organizational changes.

(4) For the nine months ended September 30, 2024 and 2023, IT transformation costs were primarily related to professional service fees not eligible for capitalization that are associated specifically with an information technology application simplification and modernization project.

(5) During the second half of 2022, the Faircrest melt shop experienced unplanned operational downtime. Metallus recognized an insurance recovery of $11.3 million in the first half of 2023 related to the unplanned downtime, of which $9.8 million was recorded during the first quarter and $1.5 million was recorded in the second quarter. The 2022 insurance claims were closed as of the first quarter 2024.

(6) Rebranding costs consist primarily of professional service fees associated with the company's name change to Metallus Inc., announced during the first quarter of 2024.

(7) Tax effect on above adjustments includes the tax impact related to the adjustments shown above.

(8) For the nine months ended September 30, 2023, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (2.0 million shares) and common share equivalents for shares issuable for equity-based awards (2.0 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the nine months ended September 30, 2023 was 48.0 million shares. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.8 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT)(2), Adjusted EBIT(4), Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA)(3) and Adjusted EBITDA(5) to GAAP Net Income (Loss):

This reconciliation is provided as additional relevant information about the company's performance. EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA is useful to investors as these measures are representative of the company's performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
(Dollars in millions) (Unaudited)	2024	2023	2024	2023	2024
Net income (loss)	$(5.9)	$24.8	$22.7	$68.1	$4.6
Net Income Margin (1)	(2.6%)	7.0%	2.7%	6.6%	1.6%

Provision (benefit) for income taxes	(1.2)	9.8	6.3	24.6	1.5
Interest (income) expense, net	(2.4)	(1.8)	(7.6)	(5.0)	(2.4)
Earnings Before Interest and Taxes (EBIT) (2)	$(9.5)	$32.8	$21.4	$87.7	$3.7
EBIT Margin (2)	(4.2%)	9.3%	2.5%	8.5%	1.3%

Depreciation and amortization	13.6	14.0	40.4	42.8	13.4
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (3)	$4.1	$46.8	$61.8	$130.5	$17.1
EBITDA Margin (3)	1.8%	13.2%	7.3%	12.6%	5.8%
Adjustments:
Accelerated depreciation and amortization (EBIT only)	—	0.1	—	0.7	—
(Gain) loss from remeasurement of benefit plans	—	(1.0)	1.8	1.7	1.0
Loss on extinguishment of debt	—	—	—	11.4	—
Sales and use tax refund	—	—	—	—	—
Business transformation costs (6)	0.9	0.1	1.5	0.4	0.3
IT transformation costs (7)	0.9	1.0	3.4	3.1	1.2
Rebranding costs (8)	0.1	0.2	0.5	0.3	0.1
(Gain) loss on sale or disposal of assets, net	0.1	(0.3)	0.4	(2.8)	0.2
Insurance recoveries (9)	—	—	—	(11.3)	—
Adjusted EBIT (4)	$(7.5)	$32.9	$29.0	$91.2	$6.5
Adjusted EBIT Margin (4)	(3.3%)	9.3%	3.4%	8.8%	2.2%
Adjusted EBITDA (5)	$6.1	$46.8	$69.4	$133.3	$19.9
Adjusted EBITDA Margin (5)	2.7%	13.2%	8.2%	12.9%	6.8%

(1) Net Income Margin is defined as net income (loss) as a percentage of net sales.

(2) EBIT is defined as net income (loss) before interest (income) expense, net and income taxes. EBIT Margin is EBIT as a percentage of net sales.

(3) EBITDA is defined as net income (loss) before interest (income) expense, net, income taxes, depreciation and amortization. EBITDA Margin is EBITDA as a percentage of net sales.

(4) Adjusted EBIT is defined as EBIT excluding, as applicable, adjustments listed in the table above. Adjusted EBIT Margin is Adjusted EBIT as a percentage of net sales.

(5) Adjusted EBITDA is defined as EBITDA excluding, as applicable, adjustments listed in the table above. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

(6) Business transformation costs consist primarily of professional service fees associated with strategic initiatives and organizational changes.

(7) IT transformation costs are primarily related to professional service fees not eligible for capitalization that are associated specifically with an information technology application simplification and modernization project.

(8) Rebranding costs consist primarily of professional service fees associated with the company's name change to Metallus Inc., announced during the first quarter of 2024.

(9) During the second half of 2022, the Faircrest melt shop experienced unplanned operational downtime. Metallus recognized an insurance recovery of $11.3 million in the first half of 2023 related to the unplanned downtime, of which $9.8 million was recorded during the first quarter and $1.5 million was recorded in the second quarter. The 2022 insurance claims were closed as of the first quarter of 2024.

Reconciliation of Base Sales by end-market to GAAP Net Sales by end-market:

The tables below present net sales by end-market, adjusted to exclude surcharges, which represents a financial measure that has not been determined in accordance with GAAP. We believe presenting net sales by end-market, both on a gross basis and on a per ton basis, adjusted to exclude raw material and energy surcharges, provides additional insight into key drivers of net sales such as base price and product mix. Due to the fact that the surcharge mechanism can introduce volatility to our net sales, net sales adjusted to exclude surcharges provides management and investors clarity of our core pricing and results. Presenting net sales by end-market, adjusted to exclude surcharges including on a per ton basis, allows management and investors to better analyze key market indicators and trends and allows for enhanced comparison between our end-markets.

When surcharges are included in a customer agreement and are applicable (i.e., reach the threshold amount), based on the terms outlined in the respective agreement, surcharges are then included as separate line items on a customer’s invoice. These additional surcharge line items adjust base prices to match cost fluctuations due to market conditions. Each month, the company will post on the surcharges page of its external website, as well as our customer portal, the scrap, alloy, and energy surcharges that will be applied (as a separate line item) to invoices dated in the following month (based upon shipment volumes in the following month). All surcharges invoiced are included in GAAP net sales.

(Dollars in millions, ship tons in thousands)
	Three Months Ended September 30, 2024
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	53.1	57.1	3.4	6.3	—	119.9

Net Sales	$91.4	$104.9	$12.3	$14.5	$4.1	$227.2
Less: Surcharges	21.3	19.3	1.2	3.4	—	45.2
Base Sales	$70.1	$85.6	$11.1	$11.1	$4.1	$182.0

Net Sales / Ton	$1,721	$1,837	$3,618	$2,302	$—	$1,895
Surcharges / Ton	$401	$338	$353	$540	$—	$377
Base Sales / Ton	$1,320	$1,499	$3,265	$1,762	$—	$1,518

	Three Months Ended September 30, 2023
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	70.5	79.1	11.9	14.3	—	175.8

Net Sales	$143.0	$140.1	$30.7	$35.6	$4.8	$354.2
Less: Surcharges	38.3	34.1	5.1	9.1	—	86.6
Base Sales	$104.7	$106.0	$25.6	$26.5	$4.8	$267.6

Net Sales / Ton	$2,028	$1,771	$2,580	$2,490	$—	$2,015
Surcharges / Ton	$543	$431	$428	$636	$—	$493
Base Sales / Ton	$1,485	$1,340	$2,152	$1,854	$—	$1,522

	Three Months Ended June 30, 2024
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	56.4	67.8	16.4	9.5	—	150.1

Net Sales	$103.0	$122.3	$43.7	$20.9	$4.8	$294.7
Less: Surcharges	24.6	24.7	5.3	4.7	—	59.3
Base Sales	$78.4	$97.6	$38.4	$16.2	$4.8	$235.4

Net Sales / Ton	$1,826	$1,804	$2,665	$2,200	$—	$1,963
Surcharges / Ton	$436	$364	$323	$495	$—	$395
Base Sales / Ton	$1,390	$1,440	$2,342	$1,705	$—	$1,568

(Dollars in millions, ship tons in thousands)
	Nine Months Ended September 30, 2024
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	170.3	191.4	36.3	27.3	—	425.3

Net Sales	$313.3	$350.1	$102.3	$63.4	$14.4	$843.5
Less: Surcharges	76.0	70.5	13.0	14.7	—	174.2
Base Sales	$237.3	$279.6	$89.3	$48.7	$14.4	$669.3

Net Sales / Ton	$1,840	$1,829	$2,818	$2,322	$—	$1,983
Surcharges / Ton	$446	$368	$358	$538	$—	$410
Base Sales / Ton	$1,394	$1,461	$2,460	$1,784	$—	$1,573

	Nine Months Ended September 30, 2023
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	205.9	239.0	27.1	54.2	—	526.2

Net Sales	$415.3	$404.8	$70.9	$127.7	$15.6	$1,034.3
Less: Surcharges	119.5	103.4	12.9	37.7	—	273.5
Base Sales	$295.8	$301.4	$58.0	$90.0	$15.6	$760.8

Net Sales / Ton	$2,017	$1,694	$2,616	$2,356	$—	$1,966
Surcharges / Ton	$580	$433	$476	$696	$—	$520
Base Sales / Ton	$1,437	$1,261	$2,140	$1,660	$—	$1,446

Calculation of Total Liquidity(1):

This calculation is provided as additional relevant information about the company's financial position.

(Dollars in millions) (Unaudited)	September 30, 2024	December 31, 2023
Cash and cash equivalents	$254.6	$280.6

Credit Agreement:
Maximum availability	$400.0	$400.0
Suppressed availability(2)	(152.4)	(135.8)
Availability	247.6	264.2
Credit facility amount borrowed	—	—
Letter of credit obligations	(5.4)	(5.4)
Availability not borrowed	$242.2	$258.8

Total liquidity	$496.8	$539.4

(1) Total Liquidity is defined as available borrowing capacity plus cash and cash equivalents.

(2) As of September 30, 2024 and December 31, 2023, Metallus had less than $400 million in collateral assets to borrow against.

ADJUSTED EBITDA(1) WALKS
(Dollars in millions) (Unaudited)	2023 3Q vs. 2024 3Q	2024 2Q vs. 2024 3Q
Beginning Adjusted EBITDA(1)	$46.8	$19.9
Volume	(27.8)	(15.8)
Price/Mix	(8.8)	(11.3)
Raw Material Spread	(3.2)	0.9
Manufacturing	0.7	13.9
SG&A	(1.4)	(1.6)
Other	(0.2)	0.1
Ending Adjusted EBITDA(1)	$6.1	$6.1

(1) Please refer to the Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT), Adjusted EBIT, Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to GAAP Net Income (Loss).